Exhibit 10.24
EMPLOYMENT AGREEMENT
This Employment Agreement is entered into as of September 30, 2015 (the "Effective Date"), by and between Travelzoo Inc., a Delaware corporation, (the "Company") with principal corporate offices at 590 Madison Avenue, 37th Floor, New York, NY 10022, and Michael Stitt whose address is currently 500 West Superior Street, Unit 1101, Chicago, IL 60654 ("Employee"). The Company and Employee are individually referred to herein as a “Party”, and collectively referred to herein as “the Parties”.
WHEREAS, the Company and Employee are Parties to an Employment Agreement dated September 17, 2010, and the Parties desire to supersede that prior agreement with this Agreement; and
WHEREAS, the Company desires to change the responsibilities of Employee from Vice President and General Manager, Travelzoo Local to President, North America, and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the parties as follows:
1.    Duties and Scope of Employment.
(a)    Position. Employee shall be employed as President, North America. Employment will begin on October 1, 2015. The position is based in the Company’s New York office at 590 Madison Avenue, New York, NY 10022. Employee agrees to relocate no later than June 30, 2016.
(b)    Duties. During the term of Employee’s employment with the Company, Employee shall devote his full time, skill and attention to his duties and responsibilities, which Employee shall perform faithfully, diligently and competently, and Employee shall use their best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that they are currently involved in and that does not materially interfere with their ability to perform their duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform their duties and responsibilities hereunder, to (i) manage Employee's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Company (which consent shall not be unreasonably withheld), serve as a member of the board of directors of any noncompeting business.
2.    Term of Employment. Employee and the Company retain the right to terminate this Agreement at any time, for any reason or no reason, and with or without Cause (as hereinafter defined), upon two weeks prior written notice to the other Party. Nothing in this Agreement shall be deemed to alter the at-will nature of the Employee’s employment with the Company, and the at-will nature of Executive’s employment shall not otherwise be modified except in a writing signed by both Employee and the chairman of the board of directors. Notwithstanding the foregoing, the provisions of Section 5, 6, and 11 of the Agreement shall survive, and continue in full force and effect, after any termination of this Agreement, irrespective of the reason for the termination or any claim that the termination was wrongful or illegal.

(a)    Termination by Company without Cause. If Employee is terminated by the Company for reasons other than Cause (as defined in paragraph 2(b)) or Disability (as defined in paragraph 2(c)), Employee shall receive his salary and benefits earned through the date of termination. In addition, upon execution of a General Release substantially in the form attached hereto as Exhibit A, Employee shall receive his Base Salary and benefits for a period of six (6) months (“Severance Pay”). Employer’s payment of Severance Pay is subject to Section 2(f) as a condition precedent to payment of any Severance Pay. For the avoidance of doubt, and notwithstanding anything to the contrary herein, any payment of Severance Pay is expressly conditioned on Employee executing a General Release substantially in the form attached hereto as Exhibit A.
(b)    Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated for “Cause” as defined herein or dies at any time, Employee will receive only payment of his Base Salary and benefits through the date of termination or death. For purposes of this Agreement, “Cause” shall mean that the Employee has (i) continually failed to perform his duties under this Agreement for a period of 30 days after written notice from the Company setting forth with particularity such failure, (ii) committed an act of fraud upon the Company or breached his duty of loyalty to the Company, (iii) committed a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; (iv) misappropriated any funds, property or rights of the Company; (v) violated the Company's policies regarding workplace conduct, discrimination, sexual harassment, etc.; (vi) willfully failed or refused, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement; or (vii) failed or refused to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in performing his duties as an employee of the Company, if such request is made connection with any criminal or civil actions, administrative or regulatory proceedings or investigations against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity.
(c)    Termination Because of Disability. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated as a result of a “Disability” (as defined herein) during the Term, Employee will receive only payment of his Salary, benefits, and pro rata performance bonus pursuant to paragraph 3(b) earned through the date of termination. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents or can be reasonably expected to prevent the performance by the Employee of his duties hereunder for a continuous period of 120 calendar days or longer, or that prevents the performance by Employee of his duties hereunder for more than a total of 85 business days, in any 12-month period, subject to the reasonable accommodation requirements of the Americans with Disabilities Act and other applicable laws.
(d)    Employee Resignation. Employee understands that if he resigns during the Term of this Agreement, he shall only receive the Base Salary and benefits earned as of the date of termination.
(e)    Employee Resignation Following a Change of Control. If a Change of Control, as hereinafter defined, occurs, and Employee is assigned a different position that is not of comparable pay and responsibilities and/or is in a different geographic area to which he worked immediately prior to a Change of Control, and Employee resigns within ninety (90) calendar days after the Change in Control, Employee shall receive his Base Salary, benefits, and pro rata performance bonus pursuant to paragraph 3(b) earned through the date of termination, plus Severance Pay, subject to paragraph 2(f). For purposes of this Agreement, "Change of Control" means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive and in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.
(f)    Severance Pay Conditions. Employee shall be required to sign, deliver and not revoke a General Release substantially in the form attached hereto as Exhibit A as a condition precedent to payment of any Severance Pay pursuant to any provision of paragraph 2 of this Agreement. Any Severance Pay shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings and payroll taxes.
3.    Compensation and Fringe Benefits.
(a)    Base Salary. Employee will receive a salary at the annualized rate of $320,000 (Three Hundred Twenty Thousand Dollars) (the "Base Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholding. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

(b)    Performance Bonus Plan. Employee will be eligible to participate in a quarterly performance bonus plan (the "Performance Bonus"), under which Employee may receive, in addition to his Base Salary, a bonus in the amount between zero and $58,000 (Fifty Eight Thousand Dollars) per calendar quarter, provided, however, if either the first or last quarter of the Term is less than a full quarter, the bonus for such quarter shall be pro rated. Employee must be employed by the Company through the last day of the quarter in order to receive any Performance Bonus attributable to such quarter, except as provided under Section 2(e) following a Change of Control.

The following schedule applies for calculating a Performance Bonus.

Criteria	Amount
North America revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer account for 15% or more of the consolidated North America revenue for the quarter AND together do not account for more than 25% of North America revenue.
If actual revenues are 100% or more of the North America revenue target, the bonus is $14,500.
North America operating income target for the quarter met per the official annual operating budget.	If North America operating income is 100% or more, the bonus is $14,500.
North America new members target for the quarter met.	If the actual North America new members target is met, the bonus is $14,500.
Discretionary	Up to $14,500
Total max. Performance Bonus per quarter	Up to $58,000

“Significant Customer” means, for any quarter, a customer that, together with its affiliates, accounts for 10% (round to the nearest 1%) or more of the Company’s North America consolidated revenue for the quarter.

Any bonus payments, if applicable, shall be made 45 days following a fiscal quarter of the Company and will be subject to the usual and applicable withholding and payroll taxes. The Company reserves the right to amend or discontinue the Performance Bonus at any time The Company shall notify Employee of any changes to the Performance Bonus in writing. The Company’s Global Chief Executive Officer shall determine, in their sole discretion, if the criteria are met and whether, if any, Performance Bonus shall be paid.
(c)    Vacation and Holiday Pay. Employee shall receive four (4) weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides ten (10) sick days prorated the first year, eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.
(d)    Relocation Assistance. Employer will pay a one-time lump sum of $10,000 (Ten Thousand Dollars) net of tax for relocation costs which payment shall be used for the relocation including moving of personal items (“Relocation Payment”). The Relocation Payment will be provided to Employee within ten (10) business days after the Employee has relocated to New York City. Employer will not pay for any bills, utility charges, furnishings or decorations. Receipts will not be required. In addition, Employer will pay brokerage fee of up to $15,000 (Fifteen Thousand Dollars) to be paid directly to brokerage agent for residing within 10 miles from the Company’s New York office (“Brokerage Payment”). Notwithstanding anything herein to the contrary, the Company will not pay Employee a Relocation Payment or a Brokerage Payment if Employee does not relocate by June 30, 2016.
(e)    Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.
4.    Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies.
5.    Certain Covenants.
(a)    Intellectual Property Rights.
(i)    Employee agrees that the Company will be the sole owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of their employment with the Company, whether pursuant to this Agreement or otherwise. For purposes of this Agreement, "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of their employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.
(ii)    Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.
(iii)    Employee hereby assigns and agrees to assign to the Company all of their interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee's agreement to assign to the Company any of their rights as set forth in this Section 5(a)(iii) applies to all inventions other than an invention (a) in which no equipment, supplies, facility or trade secret information of the Company was used (b) was developed entirely upon Employee's own time (c) does not relate to Company business or to the Company's actual or anticipated research or development and (d) does not result from any work performed by Employee for the Company.
(iv)    At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as their agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in their behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by their; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.
(v)    To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.
(vi)    The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, their assignees permitted under this Agreement, executors, administrators, and other representatives.
(b)    Exposure to Proprietary Information.
(i)    As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.
(ii)    In recognition of the special nature of their employment under this Agreement, including their special access to the Proprietary Information, and in consideration of their employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.
(c)    Use of Proprietary Information; Restrictive Covenants.
(i)    Employee acknowledges that the Proprietary Information constitutes a protectable business interest of the Company, and covenants and agrees that during the term of their employment, whether under this Agreement or otherwise, and after the termination of such employment, Employee will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of their duties for the Company.
(ii)    Employee will not, during the term of this Agreement or, for a period of one year thereafter (the “Restricted Period”), anywhere within the United States (the "Restricted Territory"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):
1.perform services for, or engage in, any business or segment of a business which generates its revenues primarily from the development, publishing, or sale of online advertisements for travel or entertainment companies (the “Products”). Such business shall include, but not be limited to, Priceline, TripAdvisor, Expedia and Secret Escapes;
2.
3. 2.    perform services for, or engage in, any business or segment of a business that operates a travel search engine, publishes hotel deals or generates its revenue primarily from the online sale of vouchers or coupons for local businesses including but not limited to Gilt City, Groupon, Amazon and LivingSocial;
3.    except on behalf of the Company, solicit any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Employee provided any assistance in planning, development, marketing, training, support, or maintenance; or

4.    solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, an employee of the Company.
(d)    Scope/Severability. The Parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 5(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).
(e)    Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into their possession by virtue of their employment by the Company are and will remain the property of the Company. Upon termination of their employment with the Company, Employee shall immediately return to the Company all such items in their possession and all copies of such items.

6.    Equitable Remedies.

(a)    Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Employee agrees that notwithstanding the arbitration provision in Section 11, the Company may apply to a court of competent jurisdiction, in accordance with Section 11(c) of this Agreement, to obtain the equitable relief referenced in this Section 6.
(b)    Each of the covenants in Sections 5(a), (b), (c), (d) and (e) will be construed as independent of any other covenants or other provisions of this Agreement.
(c)    In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.
7.    Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.
8.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.
9.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
10.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee's employment relationship with the Company.
11.    Resolution of Disputes Regarding Employment.

(a)    The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator. The Parties understand and agree that all disputes shall first go to mediation prior to initiating an action in arbitration.
(b)    If and only if a mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after a mediation, either Party shall submit the matter to binding arbitration, to the extent permitted by law, to be conducted by a neutral arbitrator. The arbitration shall be held in New York, NY in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The Rules can be found at www.adr.org, or a printout can be requested at any time from Human Resources. Where the Rules are inconsistent with this Agreement, the terms of this Agreement shall govern. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.
(c)    The neutral arbitrator shall be selected by mutual agreement of the Company and the Employer. If the parties are unable to agree on an arbitrator, the party requesting arbitration can submit the matter to AAA, and a neutral arbitrator will be selected pursuant to AAA’s processes. The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitrator shall render a written award setting forth the arbitrator’s findings of fact and conclusions of law. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in New York, NY as the exclusive jurisdiction for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants. Both Parties understand and agree that this arbitration provision replaces the right of both Parties to go to court, including the right to have a jury decide a Party’s claims.
(d)    The arbitrator, and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. The Parties agree to submit claims to the arbitrator regarding issues of procedural and substantive arbitrability, the validity, scope, and enforceability of this Agreement, his or her jurisdiction, as well as any gateway, condition precedents, threshold, or any other challenges to this Agreement, including claims that this Agreement is unconscionable.
(e)    Both Parties understand that nothing in this Section modifies Employee's at-will status. Either the Company or Employee can terminate the employment relationship at any time, with or without cause, subject only to the restrictions set forth in Section 2 above.
(f)    Employee has read and understands Section 11, which discusses arbitration. Employee understands that by signing this agreement, Employee agrees to submit any future claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of Employee's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to, the following claims:
(i)    Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;
(ii)    Any and all claims for violation of any federal, state or municipal statute, including, but not limited to the New York Human Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act;
(iii)    Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.
(g)    The Parties may apply to any court of competent jurisdiction (in accordance with Section 11(c)) for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.
12.    No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.
13.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.
14.    Acknowledgment. Employee acknowledges that they have had the opportunity to discuss this matter with and obtain advice from their private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES.

COMPANY:
TRAVELZOO INC.
By:
Title:
Date:

EMPLOYEE:

Michael Stitt

Date:

[Attach Exhibit A]

6

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release is entered into by and between Michael Stitt (“Employee”) and Travelzoo Inc., (“Employer”) (collectively referred to herein as “the Parties”).

I. RECITALS
1.1.    Employee is employed by Employer in the position of President, North America pursuant to a written employment agreement dated September 30, 2015 (the “Employment Agreement”).
1.2.    Pursuant to the provisions of the Employment Agreement, Employee was notified on __________ that employment with Employer will terminate and that Employee’s services will not be required effective on __________ (“Termination Date”). Employee shall receive his wages and any unused vacation time through the Termination Date, less deductions required by law, in accordance with Employer’s customary payroll practices.
1.3.    In consideration of Employee’s service, to assist in his transition to new employment and for a broad release of all claims against Employer, Employer is hereby offering Employee severance pay, subject to the terms and conditions set forth below.
ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:
II. AGREEMENTS
2.1.    Severance Payment. Subject to Employee’s execution and fulfillment of Employee’s obligations, promises and covenants contained in this Agreement (as well as the Employment Agreement as referenced herein), Employer will pay Employee an additional six (6) months’ salary, less applicable taxes and withholdings (“Severance Payment”) to be paid following the end of the Revocation Period set forth in Section 2.18 of this Agreement, in accordance with Employer’s customary payroll practices. Employee acknowledges that such payment is more than Employer is required to pay under its normal policies and procedures and its contractual arrangements with Employee.
2.2    Benefits. Employer will pay the Employer portion of Employee’s group health insurance through __________. Employer will not contest Employee’s eligibility for unemployment benefits after the Termination Date.
2.3     Non‑Disparagement. Employee agrees that he will not directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employer or Employer’s business, senior executives or officers, whether such information is acquired during or after his employment with Employer. In addition, Employee agrees that he will not make any remarks which may damage or discredit the reputation of Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships.
Employer agrees that in response to all employment reference checks concerning Employee, Employer will confirm the dates of employment, title, and rate of pay of Employee and provide no additional information with regard to employee references, in accordance with Employer’s policy.

2.4    General Release. To the broadest extent permissible under applicable law, Employee, on behalf of himself, his heirs, spouse, dependents, estate, executors, administrators, successors and assigns, unconditionally and absolutely releases and forever discharges the Employer, its parent, subsidiaries and affiliates, and each of their respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and any affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, disputes, charges, actions, rights, damages, costs, losses, liabilities, expenses, suits of any type (whether in law or equity), compensation and/or other legal responsibilities, known or unknown, of any kind, which Employee may have prior to the date of Employee’s execution of this Agreement or which are in any way based on, arise from, are in connection with, or pertain to Employee’s employment with Employer or the termination of that employment. The release of claims under this Section is intended to be as broad as the law allows. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment (including, but not limited to any of Employer’s actions which led to his termination), whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to all such claims arising under any federal, state, common law or local law, including but not limited to any and all claims for employment discrimination, harassment or retaliation under the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, the Americans with Disabilities Act of 1990, the New York Human Rights Law, the New York City Human Rights Laws, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution; N.Y. Workers’ Compensation Law, or any other applicable state, federal or local statute or regulation. Employee further agrees and acknowledges that the claims released by Employee include, but are not limited to, any claim, however styled, for stock options, any type of compensation, wages, bonuses, commissions, expenses, benefits, penalties, damages of any kind, interests, attorneys’ fees or costs. Employee also intends by this Release to give up any rights under the common law, or any and all claims arising under tort or contract law, including, but not limited to, any claim for intentional or negligent infliction of emotional distress, physical injury, fraud, defamation, slander, libel, invasion of privacy, wrongful discharge, retaliation, wrongful termination, violation of any public policy or statute, tortious interference with a contract or prospective business advantage, breach of covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, breach of any implied or express contract, whether written or oral, between Employer and Employee or any policy of the Employer and any remedy for any such claim or breach. Employee certifies that as of the date of this Release, he has reported all accidents, injuries or illnesses relating to or arising from his employment with the Employer.
2.5    Unknown Claims. Employee understands that the release set forth in Section 2.4 above includes claims which Employee knows about and claims Employee may not know about. Employee understands and agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and all rights under Section 1542 of the California Civil Code are hereby expressly waived. Employee expressly waives any rights under California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in hIS favor at the time of executing the release which if known by him must have materially affected hIS settlement with the debtor.
For purposes of Section 1542, “creditor” refers to Employee and “debtor” refers to the Released Parties.
2.6    Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law. This Release does not prohibit the filing of a charge with or participating in an investigation by the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local government agency, but does prohibit any award of damages to Employee or any other financial recovery by Employee. This Release also does not apply to those claims that may not be legally waived or released under applicable federal, state or local law.

2.7    Agreement Not To Sue and Warranty. Employee promises that he has not and will not file any suit, charge, complaint, grievance, action or other proceeding with any federal, state or local agency, court, organization, arbitrator, judicial forum or other tribunal asserting any claim that is released in Section 2.4 above, and warrants that he has not assigned to any other person or entity the right to file any claims that are released in Section 2.4 above, nor will he permit any person, group of persons, or organization to take such action on his behalf.
2.8    Non‑Admissions. It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever. No final findings or final judgments have been made and Employee does not purport and will not claim to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.
2.9    Return of Property. During employment, Employee acknowledges that he was entrusted with access to confidential Company information concerning such things as the identities, needs and preferences of customers and prospects, financial reports, business plans, sales and marketing strategies, product designs and specifications, personnel files, and other proprietary information belonging to the Company. Employee promises to keep all such information confidential and not to use or disclose it for any purpose after termination. Employee also agrees to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which he has received in the course of his employment, or which reflect in any way any confidential or proprietary information of Employer. For the avoidance of doubt, Employee agrees to return all of Employer’s confidential and/or proprietary and trade secret information, including but not limited to, company manuals, handbooks, customer lists, training manuals, checklists, programs and any other materials accessed through the Employer’s network.
2.10    Prior Agreements. Nothing in this Agreement shall be deemed to relieve Employee of any of Employee’s obligations and covenants as set forth in Sections 5, 6 and 11 of the Employment Agreement.
2.11    Confidentiality of Severance Offer and Benefits. Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena), Employee warrants that he has not disclosed, and promises that he will not disclose, the offer or payment of severance benefits for any reason to any person other than members of her immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.
2.12    Consequences of Violation of Agreement. If either party violates her or its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or enforcing the terms of this Agreement. In addition, if Employee breaches his promises in this Agreement or his obligations and covenants set forth in Sections 5, 6 and 11 of the Employment Agreement, Employer shall have the right to cease paying the Severance Payment under this Agreement and to recover any portion of the Severance Payment previously paid to Employee.
2.13    Reemployment or Reinstatement: Employee hereby waives any right to and agrees not to apply or reapply for employment and agrees that Employer has no obligation, contractual or otherwise, to rehire, reemploy or recall him in the future. The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.
2.14    Entire Agreement. This Agreement sets forth all agreements and understandings between Employee and Employer and supersedes any prior agreements, understandings or promises between them, except for Sections 5, 6 and 11 of the Employment Agreement. Employee acknowledges that he has not relied on any inducements that are not set forth herein.
2.15    Governing Law/Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement shall be resolved pursuant to the Resolution of Disputes Regarding Employment in Section 11 of the Employment Agreement.
2.16    Severability. If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein. In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein. In either case, the remaining provisions shall remain in full force and effect.
2.17    Consultation with Attorney. Employee is aware of and acknowledges that he has the right, at Employee’s expense, to consult with an attorney before signing this Agreement, has been advised in writing to do so, and has done so to the extent desired. Employee acknowledges, that he has had a reasonable period of time in which to consider the terms of this Agreement, and he has specifically consulted (or has the opportunity to consult) his attorneys regarding this Release and all of its terms. Employee specifically acknowledges that he was counseled by a representative of Employer to seek the advice of counsel concerning this Agreement and its meaning and effect.

2.18    Time for Consideration and Employee’s Right to Revoke Agreement. Employee acknowledges that he has been given a period of twenty-one (21) days to consider whether to sign this Agreement, and that he can use as much or as little of this period as he chooses. In the event Employee elects to execute this Agreement before the end of the twenty-one (21) day review period provided to Employee and thereby waive the remainder of the twenty-one (21) day review period, Employee does so knowingly and voluntarily, and Employee acknowledges and represents that the Company has not in any way coerced Employee to do so or otherwise threatened to withdraw or alter the Company’s offer of severance pay set forth in this Agreement before the expiration of such twenty-one (21) day period.

In addition, after Employee signs the Agreement there is a seven (7) day revocation period. The Parties acknowledge and understand that this Agreement shall not take effect until seven (7) days after the signing of the Agreement, during which time the Employee may revoke the Agreement by delivering a written notice specifically stating Employee’s desire to revoke the Agreement to the

Company c/o Human Resources Department, 590 Madison Avenue, 37th Floor, New York, New York 10022. Notice must be received by the Company no later than midnight (Eastern Time) on the seventh day following signature of Employee of this Agreement. Employee further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and is freely elected to sign this Agreement on the date set forth below. The signed Agreement must be delivered to Travelzoo Inc., Attention:________, Human Resources Department. If Employee fails to sign and return this Agreement within the time allowed, it shall not be effective or enforceable and Employee will not receive the Severance Payment described in Section 2.1. Employee hereby acknowledges that his execution of this Agreement and release is made knowingly and that he has been advised of and afforded the proper time for consideration of this Agreement and Release.

2.19    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT AND ALL OF ITS TERMS AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HIS NAME. HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. HE FURTHER ACKNOWLEDGES THAT HE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT HIS AGREEMENT IS NOT THE RESULT OF ANY FRAUD, DURESS, COERCION, PRESSURE OR UNDUE INFLUENCE EXERCISED BY OR ON BEHALF OF EMPLOYER, THAT HE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT HE HAS HAD THIS AGREEMENT REVIEWED BY HIS ATTORNEY AND TAX ADVISOR, OR HAS BEEN GIVEN THE OPPORTUNITY BY EMPLOYER TO DO SO.

Employee	TRAVELZOO INC. Print Name:________________________ Title: ________________________
Date Signed	Date Signed